Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
October 12, 2006


John Deere Capital Corporation
$400 million 5.400% Senior Notes due October 17, 2011

Issuer:                  John Deere Capital Corporation
Title of Securities:     5.400% Senior Notes Due 2011
Ratings:                 A3 / A- (Positive/Positive)
Format:                  MTN Program
Trade Date:              October 12, 2006
Time of First
Sale to Public:          4:00 p.m. EST
Settlement Date (T+3):   October 17, 2006
Maturity Date:           October 17, 2011
Aggregate Principal
Amount Offered:          $400,000,000
Re-offer Spread:         +68 bps
Benchmark Treasury:      4.500% Treasury Notes due
                         September 30, 2011
Treasury Price:          99-1
Treasury Yield:          4.721%
Re-offer Yield:          5.401%
Coupon:                  5.400%
Re-offer Price:          99.996%
Gross Spread             0.380%
All-in Price (%):        99.616%
All-in Yield:            5.489%
Net Proceeds ($):        $398,464,000
All-in spread to
Treasury:                +77 bps
Interest Payment Dates:  Semi-annually on each October 17
                         and April 17, commencing on April
                         17, 2007
Daycount Fraction:       30/360
CUSIP:                   24422EQD4
Joint Bookrunners
(35% each):              Credit Suisse Securities (USA) LLC
                         Merrill Lynch, Pierce, Fenner &
                         Smith Incorporated
Co-Managers (5% each):   Barclays Capital Inc., BBVA
                         Securities Inc., BNP Paribas
                         Securities Corp., HSBC Securities
                         (USA) Inc., Lazard Capital Markets
                         LLC, TD Securities (USA) LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at
1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith
Incorporated at 1-866-500-5408.